FREE WRITING PROSPECTUS

FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NO.: 333-162588

Media Contact:	Roy Wiley, 630-753-2627
Investor Contact:	Heather Kos, 630-753-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR ANNOUNCES $1.5 BILLION DEBT OFFERINGS

WARRENVILLE, Ill., (Oct. 20, 2009) – Navistar International Corporation (NYSE:NAV) announced today that it plans to issue, subject to market conditions, $1 billion of senior notes due 2021 and $500 million of senior subordinated convertible notes due 2014. The net proceeds will be used to repay in full amounts outstanding under its $1.1 billion term loan and $400 million synthetic revolver senior unsecured credit facilities, which expire in January 2012, as well as other general corporate purposes. In connection with the convertible notes offering, Navistar will grant the underwriters an over-allotment option to purchase an additional $75 million of convertible notes.

Also in connection with the convertible notes offering, Navistar may enter into convertible note hedge transactions with one or more affiliates of the underwriters (the hedge counterparties) and may also enter into warrant transactions with the hedge counterparties. The convertible note hedge transactions would be expected to reduce the potential dilution to Navistar’s common stock upon conversion of the notes. However, prior to maturity, the warrant transactions could separately have a dilutive effect on Navistar’s earnings per share to the extent that the market value per share of Navistar’s common stock exceeds the applicable strike price of the warrants.

If the underwriters exercise their overallotment option to purchase additional notes, and if Navistar has entered into the convertible note hedge and warrant transactions, Navistar may sell additional warrants and use a portion of the net proceeds from the sale of the additional notes and from the sale of additional warrants to enter into additional convertible note hedge transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates expect to enter into various derivative transactions with respect to Navistar’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Navistar’s common stock or the notes at that time.

In addition, the hedge counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Navistar’s common stock and/or purchasing or selling Navistar’s common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so following conversion of the notes and during any related observation period). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect Navistar’s ability to convert the notes and, to the extent the activity occurs following conversion of the notes and during any related observation period, could affect the number of shares and value of the consideration that Navistar will receive upon conversion of the notes.

The senior notes offering is being led by Credit Suisse, and the convertible notes offering is being led by J.P. Morgan. These notes will be offered and sold under the company’s shelf registration statement filed with the Securities and Exchange Commission on Oct. 20, 2009, which was effective upon filing. A copy of the prospectus can be obtained for the senior notes by contacting Credit Suisse at Attention: Prospectus Department, One Madison Avenue, New York, NY 10171 (1-800-221-1037) and for the convertible notes by contacting J.P.Morgan at Attention: Prospectus Department, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 (1-718-242-8002).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of the senior notes and the offering of the convertible notes are being made only by means of the related prospectus.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC Bus™ brand school and commercial buses, Monaco RV brands of recreational vehicles, and Workhorse® brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine service parts. Another affiliate offers financing services.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES (THE “REGISTRATION STATEMENT”). BEFORE YOU INVEST, YOU

SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT, ANY RELATED PROSPECTUS SUPPLEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE, WITH RESPECT TO THE SENIOR NOTES OFFERING, OR J.P. MORGAN, WITH RESPECT TO THE CONVERTIBLE NOTES OFFERING, WILL ARRANGE TO SEND TO YOU THE PROSPECTUS AND ANY RELATED PROSPECTUS SUPPLEMENT IF YOU REQUEST IT BY CONTACTING THEM AT THE RESPECTIVE ADDRESS OR PHONE NUMBER INDICATED ABOVE.

Information provided and statements contained in this free writing prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this free-writing prospectus and the issuer assumes no obligation to update the information included in this free writing prospectus. Such forward-looking statements include information concerning the issuer’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see Item 1A, Risk Factors of the issuer’s Form 10-K for the fiscal year ended October 31, 2008, which was filed on December 30, 2008, as modified by Item 1A, Risk Factors of the issuer’s Form 10-Q for the third quarter ended July 31, 2009, which was filed on September 9, 2009, and the risks described under the caption “Risk Factors” in any prospectus supplement to the prospectus that is included in the Registration Statement with respect to the offering to which this communication relates and any risk factors set forth in the issuer’s other filings with the Securities and Exchange Commission, that are incorporated by reference into the Registration Statement. There are many factors that could affect the issuer’s actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by the issuer or persons acting on the issuer’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the issuer’s ongoing obligations to disclose material information as required by the federal securities laws, the issuer does not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.